Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Management Incentive Plan and the 2006 Director Equity Compensation Plan of Magellan Health Services, Inc. of our reports dated March 7, 2006, with respect to the consolidated financial statements and schedules of Magellan Health Services, Inc., Magellan Health Services, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Magellan Health Services, Inc., incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Baltimore, Maryland

May 17, 2006